EXHIBIT 99.1

VIASPACE SIGNS TEAMING AGREEMENT
WITH TOKAI BUSSAN CO., LTD OF JAPAN

PASADENA, CA —April 9, 2007—VIASPACE Inc. (OTCBB: VSPC) announced that Tokai Bussan Co., Ltd. of Nagoya, Japan and VIASPACE have signed a teaming agreement which will include collaboration on software development of VIASPACE Security products and distribution for both VIASPACE’s Energy Products line of test equipment and VIASPACE’s subsidiary, Direct Methanol Fuel Cell Corporation’s, line of fuel cell cartridges and other fuel cell products. This teaming agreement will also enable both companies to jointly pursue new and emerging applications built around the real-time analysis of advanced sensor technologies with a specific focus on diagnostics and prognostics applications using VIASPACE’s proprietary SHINE expert system.

Tokai Bussan, a publicly listed company on the Nagoya Stock exchange, engages in development and sales of computer and microcomputer applied systems, design, development and sales of software systems, and development, sales, import and export of electronic devices and high-performance materials. Tokai Bussan President Mr.Hidesaku Okura visited VIASPACE on March 27, 2006 to kick off the teaming agreement.

Dr. Carl Kukkonen, VIASPACE CEO, stated “Our teaming agreement with Tokai Bussan is a perfect example of VIASPACE’s global business strategy. We partner with top companies that have a good reputation and the trust of customers in their own markets. Tokai Bussan has a good software development team experienced in delivering software to the Japanese customers. VIASPACE is a growing company with proprietary technology, much of which was originally developed at the NASA Jet Propulsion Laboratory (JPL) and licensed from Caltech, which manages JPL for NASA. We are honored to have a relationship with Tokai Bussan, which has strong marketing capabilities, a substantial distribution channel and the trust of many government and commercial customers in Japan. We believe that this teaming agreement will benefit both companies and will help VIASPACE Security, energy and fuel cell products reach the marketplace quickly.”

VIASPACE has previously announced other strategic relationships and contracts in its fuel cell and security subsidiaries.

About VIASPACE: Originally founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory. For more information, please visit our website at www.VIASPACE.com, or contact for Investor Relations, Dr. Jan Vandersande, Director of Communications at 800-517-8050, or IR@VIASPACE.com.

Press contact: Carl Kukkonen 626-768-3360
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This news release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or our future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include the risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, as well as general economic and business conditions, the ability to acquire and develop specific projects and technologies, the ability to fund operations, changes in consumer and business consumption habits, and other factors over which VIASPACE has little or no control.